UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Ramco-Gershenson Properties Trust

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RAMCO-GERSHENSON PROPERTIES TRUST
31500 NORTHWESTERN HIGHWAY, SUITE 300
FARMINGTON HILLS, MICHIGAN 48334

Dear Shareholder:

We invite you to attend the 2007 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust. The meeting will be held on Tuesday, June 5, 2007 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 at 10:00 a.m., Eastern time. Your Board of Trustees and management look forward to greeting personally those shareholders who are able to attend.

The meeting has been called (1) to elect three Trustees (Class I) for three-year terms expiring in 2010, (2) to ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2007 and (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The three Trustee nominees for election listed in the enclosed proxy materials are presently Trustees.

Your Board of Trustees recommends a vote FOR each of the listed nominees and FOR the ratification of the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2007. The accompanying proxy statement contains additional information for your careful review. A copy of the Trust’s annual report for 2006 is also enclosed.

It is important that your shares be represented and voted at the annual meeting, whether or not you plan to attend. You may vote in one of four ways: (1) via the telephone, (2) via the internet, (3) by completing and mailing the enclosed proxy card or voting instruction card, or (4) by casting your vote in person at the annual meeting.

Your continued interest and participation in the affairs of the Trust are greatly appreciated.

Sincerely,

Dennis E. Gershenson
Chairman, President and Chief Executive Officer

April 30, 2007

RAMCO-GERSHENSON PROPERTIES TRUST

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
JUNE 5, 2007

To the Shareholders of Ramco-Gershenson Properties Trust:

Notice is hereby given that the 2007 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust will be held at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, on Tuesday, June 5, 2007 at 10:00 a.m., Eastern time, for the following purposes:

(1) To elect three Trustees for terms to expire at the annual meeting of shareholders in 2010;

(2) To ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2007; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Trust’s common shares of beneficial ownership at the close of business on April 9, 2007 are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Your vote is important. You may vote in one of four ways: (1) via the telephone, (2) via the internet, (3) by completing and mailing the enclosed proxy card or voting instruction card, or (4) by casting your vote in person at the annual meeting.

Shareholders can help the Trust avoid unnecessary expense and delay by promptly voting. The business of the annual meeting cannot be completed unless a majority of the outstanding voting shares of the Trust is represented at the meeting.

By Order of the Board of Trustees

Richard J. Smith
Chief Financial Officer and Secretary

i

RAMCO-GERSHENSON PROPERTIES TRUST
31500 NORTHWESTERN HIGHWAY, SUITE 300
FARMINGTON HILLS, MICHIGAN 48334

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

The accompanying form of proxy is solicited on behalf of the Board of Trustees of Ramco-Gershenson Properties Trust (the “Trust”) for use at the 2007 annual meeting of shareholders of the Trust. The annual meeting will be held at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 on Tuesday, June 5, 2007. The Trust expects to first mail these proxy materials on or about April 30, 2007 to shareholders of record of the Trust’s common shares of beneficial interest (the “Shares”). The Trust’s executive offices are located at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 (telephone: (248) 350-9900).

ABOUT THE MEETING

What is the purpose of the 2007 annual meeting of shareholders?

At the 2007 annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Meeting, including (1) the election of three Trustees to serve until the annual meeting of shareholders in 2010 and (2) the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Trust’s independent registered public accounting firm for the year ending December 31, 2007.

In addition, management will report on the performance of the Trust and will respond to appropriate questions from shareholders. The Trust expects that representatives of Grant Thornton will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

Who is entitled to vote?

Only record holders of Shares at the close of business on the record date of April 9, 2007 are entitled to receive notice of the annual meeting and to vote the Shares that they held on the record date. Each outstanding Share is entitled to one vote on each matter to be voted upon at the annual meeting. Holders of preferred shares of beneficial interest are not entitled to vote at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the Shares outstanding on the record date will constitute a quorum for all purposes. As of the record date, 16,723,758 Shares were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether or not there is a quorum.

What is the difference between holding Shares as a shareholder of record and a beneficial owner?

Shareholders of Record.  If your Shares are registered directly in your name with the Trust’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those Shares, and these proxy materials (including a proxy card) are being sent directly to you by the Trust. As the shareholder of record, you have the right to grant your voting proxy directly to the Trust through the enclosed proxy card.

Beneficial Owners.  Most of the Trust’s shareholders hold their Shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your Shares are so held, you are considered the beneficial owner of Shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those Shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote. However, since you are not the shareholder of record, you may not vote these Shares in person at the annual meeting unless you obtain a proxy from your broker, trustee, bank or nominee and bring such proxy to the annual meeting. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your Shares.

How do I vote?

You may be able to vote in one of four ways: (1) via the telephone, (2) via the internet, (3) by completing and mailing your proxy card or voting instruction card, or (4) by casting your vote in person at the annual meeting.

Via Telephone or Via Internet:  Please refer to the instructions on your proxy card or voting instruction card.

By Proxy Card or Voting Instruction Card:  If you complete and properly sign the accompanying proxy card (and return it to the Trust) or the voting instruction card (and return it to the applicable broker, trustee, bank or nominee), it will be voted as you direct.

By Vote at Annual Meeting:  If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. If you are a beneficial owner but intend to vote your Shares in person, you must bring to the annual meeting a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such Shares and gives you the power to vote such Shares.

Can I change my vote after I return my proxy card or voting instruction card?

Shareholders of Record.  You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Trust either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your Shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

Beneficial Owners.  If you hold your Shares through a bank, trustee, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Shareholders of Record.  If you return your signed proxy card but do not mark selections, the selections not marked will be voted in accordance with the recommendations of the Board of Trustees. With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you hold your Shares in street name through a broker, trustee, bank or other nominee and do not return the proxy card, such nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable law, brokers have the discretion to vote on routine matters, such as the uncontested election of trustees and the ratification of the appointment of the Trust’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. If the broker does not have discretionary authority to vote on a particular proposal, the absence of votes on that proposal with respect to your Shares will be considered “broker non-votes” with regard to that matter. Shares subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Trust’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive. The Trust recommends that you contact your nominee and/or the transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What are the Board’s recommendations?

The Board recommends a vote:

Proposal 1 — FOR the election of the nominated slate of Trustees.

Proposal 2 — FOR the ratification of Grant Thornton as the Trust’s independent registered public accounting firm for 2007.

What vote is required to approve each item?

Proposal 1 — Election of Trustees.  Nominees who receive the most votes cast at the annual meeting will be elected as Trustees. The slate of Trustees discussed in this proxy statement consists of three Trustees whose terms are expiring. A properly signed proxy with instructions to withhold authority with respect to the election of one or more Trustees will not be voted for such Trustee(s) so indicated and will have no effect on the outcome of the vote.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Audit Committee’s appointment of Grant Thornton as the Trust’s independent registered public accounting firm for 2007. Abstentions are not considered votes cast at the annual meeting. Although shareholder ratification of the appointment is not required by law and is not binding on the Trust, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Other Matters.  If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will generally require the affirmative vote of a majority of the votes cast at the annual meeting. The Board of Trustees does not propose to conduct any business at the annual meeting other than as stated above.

How can I access the Trust’s proxy materials and annual report on Form 10-K?

As a holder of Shares, you should have received a copy of the 2006 Annual Report to Shareholders (which includes the Annual Report on Form 10-K) together with this proxy statement. See “Annual Report” and “Householding” for additional information.

The “Investor Info” section of the Trust’s website, www.rgpt.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Trust electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Trust’s executive offices: Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334.

You may also read and copy any materials that the Trust files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Trust, at www.sec.gov.

The references to the website addresses of the Trust and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

How do I find out the voting results?

Voting results will be announced at the annual meeting and will be published in the Trust’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Trust’s equity as of April 9, 2007. Shares of the Trust’s preferred shares of beneficial interest held by Trustees or executive officers are specified in the applicable footnotes, but are not included in the table. Unless otherwise indicated in the table, each person’s address is c/o Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. Further, unless otherwise indicated, each owner has sole voting and investment powers with respect to the Shares listed below.

	Shares Owned		Percent of
Name	Beneficially(1)		Shares(1)

Trustees and Named Executive Officers:
Dennis E. Gershenson	2,087,377	(2)	11.2%
Stephen R. Blank	16,150	(3)	*
Arthur H. Goldberg	80,575	(4)	*
Robert A. Meister	36,975	(5)	*
Joel M. Pashcow	221,474	(6)	1.3
Mark K. Rosenfeld	34,100	(7)	*
Michael A. Ward	1,543,900	(8)	8.5
Catherine J. Clark	5,636	(9)	*
Thomas W. Litzler	6,178	(10)	*
Richard J. Smith	38,438	(11)	*
Frederick A. Zantello	12,300	(12)	*
All Trustees, Nominees and Executive Officers as a Group	2,557,171		13.6
(12 persons) (13)
5% Holders:
Joel D. Gershenson	1,971,940	(14)	11.8
31500 Northwestern Highway Suite 100 Farmington Hills, MI 48334
Richard D. Gershenson	1,971,940	(14)	11.8
31500 Northwestern Highway Suite 100 Farmington Hills, MI 48334
Bruce Gershenson	1,971,940	(14)	11.8
31500 Northwestern Highway Suite 100 Farmington Hills, MI 48334
Cohen & Steers, Inc. and related entity	1,516,900	(15)	9.1
280 Park Avenue, 10th Floor New York, NY 10017
Barclays Global Investors, N.A. and related entities	1,221,918	(16)	7.3
45 Freemont Street San Francisco, CA 94105
The Vanguard Group, Inc.	963,370	(17)	5.8
100 Vanguard Blvd. Malvern, PA 19355

*	less than 1%

(1)	Percentages are based on 16,723,758 Shares outstanding as of April 9, 2007. Any Shares beneficially owned by a specified person but not currently outstanding are included in the percentage computation for such specified person, but are not included in the computation for other persons.

Certain Shares included in the table are currently in the form of restricted stock. Each share of restricted stock represents the right to receive one Share upon vesting. During the vesting period, holders of restricted stock have voting rights as if such restricted stock was vested. Holdings of restricted stock are specifically noted below.

(2)	Consists of: (i) 72,410 Shares owned directly (including 7,310 shares of restricted stock), 15,800 Shares owned by a charitable trust of which Mr. Dennis Gershenson is a trustee and 6,000 Shares owned by trusts for his children; (ii) 1,958,350 Shares that partnerships, of which Mr. Dennis Gershenson is a partner, have the right to acquire upon the exchange of 1,958,350 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement with the Trust (the “Exchange Rights Agreement”); (iii) 13,590 Shares that Mr. Dennis Gershenson has the right to acquire upon the exchange of 13,590 OP Units owned individually pursuant to the Exchange Rights Agreement; and (iv) and 21,227 Shares that Mr. Dennis Gershenson has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Dennis Gershenson. Does not include 38,245 Shares that Mr. Dennis Gershenson has deferred the right to receive; see “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for additional information.

Mr. Dennis Gershenson disclaims beneficial ownership of the Shares owned by the trusts for his children. Messrs. Dennis Gershenson, Joel Gershenson, Richard Gershenson and Bruce Gershenson are brothers.

(3)	Consists of 7,600 Shares owned directly and 8,000 Shares that Mr. Blank has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Blank.

(4)	Consists of: (i) 13,600 Shares owned directly, 39,125 Shares owned by Mr. Goldberg’s wife, 3,750 Shares owned by trusts for his daughters and 6,100 Shares owned by a pension trust; and (ii) 18,000 Shares that Mr. Goldberg has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Goldberg. Mr. Goldberg disclaims beneficial ownership of the Shares owned by his wife and by the trusts for his daughters. Substantially all Shares owned directly by Mr. Goldberg or owned by his wife are held in a margin account.

(5)	Consists of: (i) 28,775 Shares owned directly and 1,200 Shares owned by a trust for the benefit of Mr. Meister’s family members; and (ii) 7,000 Shares that Mr. Meister has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Meister. Mr. Meister disclaims beneficial ownership of the Shares owned by the trust.

(6)	Consists of: (i) 119,149 Shares owned directly and 95,325 Shares owned by an irrevocable trust for his daughter and by a foundation of which Mr. Pashcow is trustee (for each of which Mr. Pashcow has shared voting and investment powers); and (ii) 7,000 Shares that Mr. Pashcow has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Pashcow. Mr. Pashcow disclaims beneficial ownership of the Shares owned by the foundation and by the trust.

Mr. Pashcow has pledged 208,349 Shares to JPMorgan Chase Bank, N.A. as collateral for a loan.

(7)	Consists of: (i) 20,500 Shares owned directly (1,300 Shares of which are held in an IRA account for the benefit of Mr. Rosenfeld), 2,700 Shares owned by Mr. Rosenfeld’s wife and 900 Shares by his children; and (ii) 10,000 Shares that Mr. Rosenfeld has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Rosenfeld. Mr. Rosenfeld disclaims beneficial ownership of the Shares owned by his wife and his children.

Mr. Rosenfeld has pledged 15,200 Shares owned directly to Merrill Lynch as collateral for a loan.

(8)	Consists of: (i) 2,250 Shares owned directly; (ii) 1,527,400 Shares that partnerships, of which Mr. Ward is a partner, have the right to acquire upon the exchange of 1,527,400 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement; and (iii) 14,250 Shares that Mr. Ward has the right to acquire upon the exchange of 14,250 OP Units owned individually pursuant to the Exchange Rights Agreement. Does not include 32,472 Shares that Mr. Ward has deferred the right to receive; see “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for information on similar arrangements made with named executive officers.

(9)	Consists of: (i) 497 Shares owned directly (all shares of restricted stock) and 150 Shares owned by Ms. Clark’s spouse; and (ii) 4,989 Shares that Ms. Clark has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Ms. Clark. Ms. Clark disclaims beneficial ownership of the Shares owned by her spouse.

(10)	Consists of: (i) 3,703 Shares owned directly (all shares of restricted stock); and (ii) 2,475 Shares that Mr. Litzler has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Litzler.

(11)	Consists of: (i) 1,391 Shares owned directly (all shares of restricted stock); and (ii) 37,047 Shares that Mr. Smith has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Smith. Does not include 26,972 Shares that Mr. Smith has deferred the right to receive; see “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for additional information.

(12)	Consists of: (i) 1,159 Shares owned directly (all shares of restricted stock); and (ii) 11,141 Shares that Mr. Zantello has the right to acquire within 60 days of April 9, 2007 pursuant to options granted to Mr. Zantello. Does not include 5,599 Shares that Mr. Zantello has deferred the right to receive; see “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for additional information.

(13)	Includes Trustees, nominees and executive officers as of April 9, 2007.

(14)	Based on the knowledge of the Trust without inquiry. Consists of 1,958,350 Shares that partnerships, of which Messrs. Joel Gershenson, Richard Gershenson and Bruce Gershenson are partners, have the right to acquire upon the exchange of 1,958,350 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement; and (iii) 13,590 Shares that each of such persons has the right to acquire upon the exchange of 13,590 OP Units owned individually pursuant to the Exchange Rights Agreement. Does not include 38,522 Shares that each such person has deferred the right to receive; see “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for information on similar arrangements made with named executive officers. Messrs. Dennis Gershenson, Joel Gershenson, Richard Gershenson and Bruce Gershenson are brothers.

(15)	Based on the Schedule 13G/A filed with the SEC on February 13, 2007. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor.

(16)	Based on the Schedule 13G filed with the SEC on January 23, 2007. Shares are held in trust accounts for the economic benefit of account holders. Barclays Global Investors, N.A. has sole voting power of 855,791 Shares and sole dispositive power of 936,063 Shares. Barclays Global Fund Advisors has sole voting and dispositive power of 278,952 Shares. Barclays Global Investors, Ltd has sole voting and dispositive power of 1,031 Shares. Barclays Global Investors Japan Trust and Banking Company Limited has no voting or dispositive power of Shares. Barclays Global Investors Japan Limited has sole voting and dispositive power of 5,872 Shares.

(17)	Based on the Schedule 13G filed with the SEC on February 14, 2007. The Vanguard Group, Inc. has sole voting power of 27,832 Shares (by its wholly owned subsidiary, which is an investment manager of trust accounts) and has sole dispositive power of 963,370 Shares.

PROPOSAL 1 — ELECTION OF TRUSTEES

The Board of Trustees currently consists of seven Trustees serving three-year staggered terms. Three Class I Trustees are to be elected at the 2007 annual meeting to serve until the annual meeting of shareholders in 2010. Nominees who receive the most votes cast at the annual meeting will be elected as Class I Trustees. The Board recommends that you vote FOR the election of the Class I Trustee nominees set forth below.

Each of the nominees has consented to serve a three-year term. If for any reason any of the nominees becomes unavailable for election, the Board may designate a substitute nominee. In such case, the persons named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.

Trustees and Executive Officers

The table below sets forth information regarding the Trustee nominees, all of whom currently serve as Class I Trustees. The years of Trustee service include service for the Trust’s predecessors.

		Trustee
Nominee	Age	Since	Nominee Background

Dennis E. Gershenson	63	1996	• Chairman of the Trust since June 2006. President and Chief Executive Officer and a Trustee of the Trust since May 1996.

			• Previously served as Vice President — Finance and Treasurer of Ramco-Gershenson, Inc. from 1976 to 1996 and arranged the financing of Ramco’s initial developments, expansions and acquisitions.

• Currently serves as Chairman of the Board of Directors of Hospice of Michigan and serves on the Board of Directors of the Merrill Palmer Institute and the Metropolitan Affairs Coalition. Has also served as Regional Director of the International Council of Shopping Centers, also known as the “ICSC.”

Robert A. Meister	65	1996	• Vice Chairman of Aon Group, Inc., an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation, since March 1991.

Michael A. Ward	64	2006	• Private investor.

			• Former Executive Vice President and Chief Operating Officer of the Trust from May 1996 to June 2005.

			• Previously was Executive Vice President of Ramco-Gershenson, Inc. from 1966 to 1996.

The remaining Trustees, set forth below, are Class II Trustees (term expires in 2008) or Class III Trustees (term expires in 2009). The years of Trustee service include service for the Trust’s predecessors.

		Trustee
Trustee/Class	Age	Since	Trustee Background

Stephen R. Blank Class III	61	1988	• Lead Trustee of the Trust’s Board since June 2006.

			• Senior Fellow, Finance at the Urban Land Institute since December 1998.

• Previously was Managing Director — Real Estate Investment Banking of CIBC Oppenheimer Corp. from 1993 to 1998, Managing Director of Cushman & Wakefield, Inc.’s Real Estate Corporate Finance Department from 1989 to 1993, Managing Director — Real Estate Investment Banking of Kidder, Peabody & Co., Incorporated from 1979 to 1989, and Vice President, Direct Investment Group of Bache & Co., Incorporated from 1973 to 1979.

			• Also serves on the Board of Directors of MFA Mortgage Investments, Inc., a real estate investment trust.

Arthur H. Goldberg Class II	64	1988	• Managing Director of Corporate Solutions Group, LLC, an investment banking and advisory firm, since January 2002.

			• Served as President of Manhattan Associates, LLC, a merchant and investment banking firm, from 1994 to 2002.

			• Served as Chairman of Reich & Company, Inc. (formerly Vantage Securities, Inc.), a securities and investment brokerage firm, from 1990 to 1993.

			• Serves on the Board of Directors of Ardent Acquisition Corp.

Joel M. Pashcow Class III	64	1980	• Managing Member of Nassau Capital LLC, a real estate and securities investment firm, since April 2006.

			• Former Chairman of the Board of Trustees of Atlantic Realty Trust, a real estate investment trust, from May 1996 to April 2006.

			• Served as Chairman of the predecessor of the Trust from 1988 to May 1996.

Mark K. Rosenfeld Class II	61	1996	• Chairman and Chief Executive Officer of Wilherst Developers Inc., a real estate development firm, since July 1997.

• Served as Chairman of the Board (from 1993 to 1996) and Chief Executive Officer (from 1992 to 1996) of Jacobson Stores Inc., a retail fashion merchandiser, and served as a director and member of the Executive Committee of the Board of Directors of Jacobson.

The following persons are the other executive officers of the Trust. Executive officers serve at the pleasure of the Board.

Executive Officer	Age	Background

Richard J. Smith	56	• Chief Financial Officer since May 1996 and Secretary since June 2005.

• Previously was Vice President of Financial Services of the Hahn Company from January 1996 to May 1996, and served as Chief Financial Officer and Treasurer of Glimcher Realty Trust, an owner, developer and manager of community shopping centers and regional and super regional malls, from 1993 to 1996.

		• Controller and Director of Financial Services of The Taubman Company, an owner, developer and manager of regional malls, from 1978 to 1988.

		• Certified Public Accountant in the Detroit office of Coopers and Lybrand from 1972-1978.

		• Professional affiliations include AICPA, MACPA, ICSC and NAREIT.

Frederick A. Zantello	63
• Executive Vice President since June 2005. Has been employed with the Trust since April 1997, previously serving as Executive Vice President of Development and Senior Vice President and Executive Vice President of Asset Management, respectively.

		• Previously was the Executive Vice President, Chief Operating Officer with Glimcher Realty Trust and Regional Director of Real Estate with Federated Department Stores.

		• A member of the International Council of Shopping Centers and has over 30 years of experience in the real estate industry.

Thomas W. Litzler	47	• Executive Vice President — Development and New Business Initiatives since February 2006.

• Previously was Senior Vice President, Asset Manager for New Plan Excel Realty Trusts’ Midwest Region from 2003 to 2006, and was Vice President of Development for A&P’s Midwest region from 1994 to 2002.

		• A member of the Michigan Committee for the International Council of Shopping Centers.

Catherine J. Clark	48	• Senior Vice President — Acquisitions since June 2005 and has been employed with the Trust since 1997 in various acquisition roles.

• Previously was a Vice President with Farmington Mortgage, a subsidiary of the Fourmidable Group, and Vice President with Amurcon Corporation, and has over 21 years of experience in the real estate industry.

Michael J. Sullivan	48	• Senior Vice President — Asset Management since June 2006.

		• Previously was Senior Vice President of Operations for Restaurant Associates’ Sports & Entertainment division, a subsidiary of Compass Group PLC.

		• Holds a baccalaureate in International Relations from St Joseph’s University in Pennsylvania.

		• Professional affiliations include International Council of Shopping Centers and National Association of Concessionaires.

The Board of Trustees and Committees

During 2006, the Board consisted of seven Trustees and held five meetings. The table below sets forth the membership and meeting information for the four standing committees of the Board in 2006 (1):

Nominating
and
Name	Audit	Compensation	Governance	Executive

Dennis E. Gershenson	—	—	—	X
Joel D. Gershenson	—	—	—	X
Stephen R. Blank	Chair	X	—	—
Arthur H. Goldberg	X	Chair	—	—
Robert A. Meister	—	X	X	—
Joel M. Pashcow	—	—	X	Chair
Mark K. Rosenfeld	X	—	Chair	—
Michael A. Ward	—	—	—	X
Meetings	9	4	2	—
Action by Unanimous Written Consent	—	—	—	17

(1)	Mr. Joel Gershenson resigned from the Board of Trustees and the Executive Committee effective as of June 14, 2006. Mr. Dennis Gershenson thereafter was appointed as Chairman of the Board of Trustees and Mr. Blank was appointed as Lead Trustee. Mr. Ward was appointed to the Executive Committee upon his election to the Board on June 14, 2006.

The Board has determined, after considering all of the relevant facts and circumstances, that each of Messrs. Blank, Goldberg, Meister, Pashcow and Rosenfeld, and therefore a majority of the Trustees, are independent Trustees in accordance with the NYSE listing standards and the Trust’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a Trustee does not have any direct or indirect material relationships with the Trust and must meet categorical and other criteria set forth in the Trust’s Corporate Governance Guidelines. In respect of the independence of Mr. Pashcow, the Board considered the transaction set forth in “Related Person Transactions” and determined that such transaction did not impede his independence. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit Committee independence standards established by the SEC. The Audit Committee, Compensation Committee, and Nominating and Governance Committee are composed entirely of independent Trustees.

Non-management Trustees hold regularly scheduled executive sessions in which non-management Trustees meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Trustees. Mr. Blank serves as Lead Trustee in accordance with the Trust’s Corporate Governance Guidelines and therefore presides at such executive sessions. For information on how you can communicate with the Trust’s non-management Trustees, see “— Communicating with the Board.”

Trustees are expected to attend all Board and committee meetings, as well as the Trust’s annual meeting of shareholders. In 2006, all of the Trustees attended at least 75% of the aggregate of the meetings of the Board of Trustees and all committees of the Board on which they served. All of the Trustees attended the 2006 annual meeting of shareholders.

Audit Committee.  The Audit Committee is responsible for monitoring the integrity of the Trust’s consolidated financial statements, the Trust’s system of internal controls, the Trust’s risk management, the qualifications, performance and independence of the Trust’s independent registered public accounting firm, the performance of the Trust’s internal audit function and the Trust’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Trust’s independent registered public accounting firm. The Board has determined that Messrs. Blank, Rosenfeld and Goldberg are each an audit committee financial expert as defined in the rules and regulations of the SEC and have the accounting or related financial management expertise required by the NYSE listing standards. See “Proposal 1 — Election of Trustees” for a description of their relevant business experience. The Audit Committee’s charter is available on the Trust’s website under “Corporate Profile — Governance” at www.rgpt.com.

Compensation Committee.  The Compensation Committee administers the executive compensation program of the Trust. The Compensation Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Trust’s executive officers. See “Compensation Discussion and Analysis” for further information. The Compensation Committee’s charter is available on the Trust’s website under “Corporate Profile — Governance” at www.rgpt.com.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, recommending Trustees for each Board committee and overseeing the Trust’s Corporate Governance Guidelines. The Nominating and Governance Committee also is responsible for the Trust’s Code of Business Conduct and Ethics and considers any requests for waivers from such code. The Nominating and Governance Committee’s charter is available on the Trust’s website under “Corporate Profile — Governance” at www.rgpt.com.

Generally, the Nominating and Governance Committee will re-nominate incumbent Trustees who continue to satisfy its criteria for members on the Board and who it believes will continue to make important contributions to the Board. In recommending nominees to the Board, the Nominating and Governance Committee reviews the experience, mix of skills and background, independence and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Trust and Board.

The Nominating and Governance Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Trust’s Board and management. The Nominating and Governance Committee does not solicit Trustee nominations, but will consider nominee recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are timely made and otherwise in accordance with the Trust’s Bylaws and applicable law. Such recommendations will be evaluated against the same criteria used to evaluate other nominees. The Trust did not receive any timely nominations by shareholders for the 2007 annual meeting of shareholders. Shareholder recommendations for nominees to be considered by the Nominating and Governance Committee should be submitted to the Chairman of the Nominating and Governance Committee at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. See “Additional Information — Shareholder Proposals at 2008 Annual Meeting” for information on making shareholder nominations at the annual meeting.

Executive Committee.  The Executive Committee is permitted to exercise all of the powers and authority of the Board of Trustees, except as limited by applicable law and by the Trust’s Bylaws. The Executive Committee’s charter is available on the Trust’s website under “Corporate Profile — Governance” at www.rgpt.com.

Trustee Compensation

The Nominating and Corporate Governance Committee annually reviews trustee compensation and makes recommendations to the Board, the body responsible for approving trustee compensation, as appropriate. The Nominating and Corporate Governance Committee and Board believe that trustees should receive a mix of cash and equity. Compensation paid to the non-employee trustees is intended to provide incentives to such persons to continue to serve on the Board of Trustees and to attract new trustees with outstanding qualifications. Trustees who are employees or officers of the Trust or any of its subsidiaries do not receive any compensation for serving on the Board or any committees thereof.

Cash Retainer.  In 2006, each non-employee trustee earned $3,750 each quarter (paid in advance). In addition, the chair of the Audit Committee earned an additional annual retainer fee of $10,000 and the other members of the Audit Committee earned an additional annual retainer of $5,000. Further, the lead trustee (Mr. Blank) earned an additional $6,250 each quarter (paid in advance).

Equity Retainer.  In 2006, each non-employee trustee was granted (i) 250 common shares of beneficial interest each quarter (paid in advance) and (ii) 2,000 stock options under the Trust’s 2003 Non-Employee Trustee Stock Option Plan on the date of the Trust’s 2006 annual meeting of shareholders.

Meeting Fees.  In 2006, each non-employee trustee received $1,500 per meeting attended in person or $500 per meeting attended via telephone.

Required Attendance.  Additional retainer fees paid to each Audit Committee member are conditioned upon attendance by such trustee at 75% or more of the meetings of the Audit Committee.

Other.  The Trust reimburses all trustees for expenses incurred in attending meetings or performing their duties as trustees. The Trust does not provide any perquisites to trustees.

Trustee Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards				Total
Name	($)(1)	($)(2)	($)(3)(8)		Other		($)

Stephen R. Blank	$44,000	$29,177	$5,893	(4)	—		$79,070
Arthur H. Goldberg	26,500	29,177	5,893	(4)	—		61,570
Robert A. Meister	21,500	29,177	5,893	(4)	—		56,570
Joel M. Pashcow	21,500	29,177	5,893	(4)	—		56,570
Mark K. Rosenfeld	26,500	29,177	5,893	(4)	—		61,570
Michael A. Ward(5)	11,500	14,956	4,698	(6)	$55,198	(7)	86,352
Joel D. Gershenson(8)	—	—	—		30,697	(9)	30,697

Total	$151,500	$160,841	$34,163		$85,895		$432,399

(1)	Represents cash retainer and meeting fees.

(2)	Represents grant of 250 common shares of beneficial interest to each trustee on January 3, April 3, July 5, and October 2, 2006, respectively. The closing price of Trust’s common shares on the NYSE on such dates are as following: January 3 ($27.23); April 3 ($29.58); July 5 ($27.98); and October 2 ($32.05).

The amounts in the table reflect the expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded). The awards are fully vested upon issuance; therefore, the grant-date fair value in accordance with FAS 123(R) equals such expense reported for financial statement reporting purposes and this table only includes grants made in 2006.

(3)	All awards in this column relate to stock options granted under the Trust’s 2003 Non-Employee Trustee Stock Option Plan. The amounts reported reflect the expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to 2006. Valuation assumptions used in determining these amounts are included in footnote 17 of the Trust’s audited financial statements included in the Form 10-K for the year ended December 31, 2006.

The stock options vest in two equal installments and the amortization periods for such installments are 12 and 24 months, respectively. The amortization period begins in January for each award date.

The grant-date fair value is calculated in accordance with FAS 123(R). The fair value of each stock option is calculated using the Black-Scholes model, using assumptions included in footnote 17 of the Trust’s audited financial statements included in the 2006 10-K. Each stock option granted in June 2005 and June 2006 had a grant-date fair value of $3.37 and $3.12, respectively.

As of December 31, 2006, each director had the following number of stock options outstanding: Stephen R. Blank, 10,000; Arthur H. Goldberg, 20,000; Robert A. Meister, 9,000; Joel M. Pashcow, 9,000; Mark K. Rosenfeld, 12,000; Michael A. Ward, 2,000; and Joel D. Gershenson, none.

(4)	Includes $1,194 for stock options granted in June 2005 and $4,698 for stock options granted in June 2006.

(5)	Mr. Ward became a director on June 14, 2006.

(6)	Represents stock options granted in June 2006.

(7)	Consists of $10,000 for moving expenses, $17,133 for full payment of health care premiums, $14,200 for consulting services, and $13,865 for wages pursuant to an employment agreement with the Trust (which terminated as of April 30, 2006).

(8)	Effective June 14, 2006, Mr. Joel Gershenson resigned from the Board of Trustees and as Chairman of the Board.

(9)	Includes $16,832 for full payment of health care premiums and $13,865 for wages pursuant to an employment agreement with the Trust (which terminated as of April 30, 2006).

Corporate Governance

The Trust has adopted a Code of Business Conduct and Ethics which sets forth basic principles to guide the conduct of Trustees and the Trust’s employees, including its principal executive officer, principal financial officer, principal accounting officer or controller and persons serving similar functions. The code covers numerous topics including illegal or unethical behavior, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. A copy of the Trust’s Code of Business Conduct and Ethics is available on the Trust’s website under “Corporate Profile — Governance” at www.rgpt.com. Any waiver that relates to the Trustees or certain executive officers of the Trust will be publicly disclosed in such subsection on the Trust’s website.

The Trust has also adopted Corporate Governance Guidelines, which address, among other things, a Trustee’s responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. A copy of the Trust’s Corporate Governance Guidelines is available on the Trust’s website under “Corporate Profile — Governance” at www.rgpt.com.

The Trust is required to comply with the NYSE listing standards applicable to corporate governance and on July 7, 2006, the Trust timely submitted the NYSE’s Annual CEO Certification pursuant to Section 303A.12 of the NYSE’s listing standards, whereby the CEO of the Trust, Mr. Dennis Gershenson, certified that he is not aware of any violation by the Trust of the NYSE’s corporate governance listing standards as of the date of the certification. In addition, the Trust has filed with the SEC, as exhibits to its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2006, certifications by the Trust’s CEO and CFO in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

A copy of the Trust’s committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines will be sent to any shareholder, without charge, upon written request sent to the Trust’s executive offices: Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334.

Communicating with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific Trustee(s) may write to the Board at the following address: Board of Trustees (or Lead Trustee), c/o Secretary, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. All communications received by the Trust’s Secretary which are addressed to the Board of Trustees will be forwarded directly to the members of the Board.

Shareholders, Trust employees, officers, Trustees or any other interested persons who have concerns or complaints regarding accounting or auditing matters of the Trust are encouraged to contact, anonymously or otherwise, the Chairman of the Audit Committee (or any Trustee who is a member of the Audit Committee). Such admissions will be treated confidentially.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program for Named Executive Officers

The Compensation Committee of the Board of Trustees, composed entirely of independent trustees, administers the executive compensation program of the Trust. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Trust’s executive officers, including the Chief Executive Officer and the Chief Financial Officer and the other executive officers named in the “Summary Compensation Table” (the “named executive officers”). The Committee’s charter, which is reviewed at least annually by the Committee, reflects such responsibilities and is available for review in the “Corporate Profile — Governance” section of the Trust’s website (www.rgpt.com). The Committee last reviewed its charter in December 2006.

In 2006, the Committee had four meetings. The Committee customarily takes significant direction from the recommendations of Mr. Dennis E. Gershenson, the Trust’s Chairman, President and Chief Executive Officer, as it believes he has the best understanding of the overall effectiveness of the management team and each person’s individual contribution to the Trust’s performance. The Committee regularly meets in executive session to review the performance and determine the compensation of Mr. Gershenson and to discuss compensation issues generally outside the presence of management. With respect to all other executive officers, Mr. Gershenson reviews their performance, reviews compensation data provided by the Committee’s compensation consultants, and makes recommendations to the Committee as to each element of their compensation. The Committee retains discretion to modify Mr. Gershenson’s recommendations and reviews Mr. Gershenson’s compensation recommendations for their reasonableness based on the Committee’s compensation philosophy and related considerations.

The Committee has the authority to retain and obtain advice and assistance from internal or external legal, accounting or other advisors. Pursuant to such authority, the Committee customarily utilizes compensation consultants to assess the Trust’s competitive position regarding compensation and assist in the development and implementation of its compensation philosophy. The Committee’s charter provides that the Committee has the sole authority to retain and terminate compensation consultants of the Committee and the sole authority to approve engagement fees and other retention terms. In 2006, the Committee engaged two consultants, FPL Associates Compensation and Mercer Human Resource Consulting, and the Trust negotiated the consultant’s fees at the direction of the Committee. Representatives of Mercer participated in one of the Committee’s meetings in 2006, and FPL and Mercer each provided written analyses used by the Committee and Mr. Gershenson. FPL and Mercer provide additional compensation-related services to the Trust, primarily related to actuarial valuations and financial reporting analyses. The Trust’s legal advisors, human resources department and corporate accounting department support the Committee in its work pursuant to delegated authority to fulfill various functions in administering the compensation plans and programs.

In 2007, the Committee’s agenda includes considering change of control agreements for certain executive officers and revising Mr. Gershenson’s employment agreement, as well as taking steps to ensure the independence of the compensation consultants engaged to assist the Committee.

Compensation Philosophy and Objectives for Named Executive Officers

The Committee believes that the Trust’s executive compensation program should (i) establish and reinforce its pay-for-performance philosophy, (ii) motivate and reward the achievement of specific annual and long-term financial and strategic goals of the Trust, (iii) attract, retain and motivate key executives critical to the Trust’s initiatives, (iv) foster teamwork and individual growth, and (v) be competitive relative to peer companies. In light of these objectives, compensation of the named executive officers generally consists of base salary, an annual cash bonus, long-term incentive compensation and certain other benefits. For each of these elements, the Committee has determined that the Trust should generally pay the market median for the satisfaction of target goals and above-market pay when performance exceeds such targets; however, the Committee also recognizes that compensation targets must be flexible to address all of Committee’s objectives.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has reviewed the Trust’s compensation policies in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), which generally limits deductions for compensation paid to certain executive officers to $1,000,000 per annum, subject to specified exceptions (the most significant of which is performance-based compensation), and has determined that the compensation levels of the Trust’s executive officers were not at a level that would be affected by such provisions. The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Trust.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The statutory rules were effective January 1, 2005, and the Committee believes the Trust is operating in good faith compliance with the rules. Final regulations became effective on April 17, 2007, applicable to taxable years beginning on or after January 1, 2008, and the Trust is reviewing such regulations to determine if any further action is required. For further discussion of the Trust’s nonqualified deferred compensation arrangements, see “2006 Compensation Components for Named Executive Officers — Deferred Stock.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Trust began accounting for share-based payments in accordance with the requirements of FASB Statement No. 123(R), “Share-Based Payment.”

Timing and Pricing of Share-Based Grants

The Trust does not coordinate the timing of share-based grants with the release of material non-public information. Annual stock option grants for executive officers and other employees are generally made at the first Committee meeting each year (usually in February or March) with a grant date as of such approval or shortly thereafter. Further, restricted stock awards are subject to three-year performance measures, with the restricted stock granted generally at the first Committee meeting of the year following satisfaction of such performance measures. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.

In accordance with the Trust’s compensation plans, the exercise price of each stock option is the closing price of the Trust’s common shares of beneficial interest (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is prohibited from repricing options, both directly (by lowering the exercise price) and indirectly (by canceling an outstanding option and granting a replacement stock option with a lower exercise price), without shareholder approval.

Policy Regarding Retroactive Adjustment

The Committee does not have a formal policy regarding whether it will make retroactive adjustments to cash or share-based incentive compensation paid to executive officers in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee reserves the right to seek to recover any amount determined to have been inappropriately received by the executive officers to the extent permitted by applicable law.

Peer Group Analyses

In 2006, FPL and Mercer prepared analyses of executive officer compensation for the Committee and Mr. Gershenson. FPL’s analysis was based on information from FPL’s proprietary database (including 2005 proxy data, annual FPL surveys and projects completed by FPL in the real estate and related financial services industries), while Mercer’s study was based solely on 2005 proxy data. The Committee anticipates utilizing similarly focused surveys every two to three years, and the Committee will review the peer groups at such time to ensure that the appropriate benchmarks are utilized.

FPL and Mercer utilized the same two peer groups in their respective 2006 analyses: (i) a group of twelve public REITs with primarily shopping center assets (the “asset-based peer group”), and (ii) a group of fourteen public REITs with market capitalizations similar to the Trust (collectively, the “size-based peer group”). The consultants also combined the two peer groups into a blended peer group (the “blended peer group”) to create a balanced view of the competitive markets. The Trust was ranked in the lower quartile of the asset-based peer group, while it was near the median of the size-based peer group.

The companies comprising the asset-based peer group were:

•	Acadia Realty Trust
•	Agree Realty Corporation
•	Developers Diversified Realty Corporation
•	Equity One, Inc.
•	Federal Realty Investment Trust
•	Glimcher Realty Trust

•	Heritage Property Investment Trust, Inc.*
•	New Plan Excel Realty Trust, Inc.**
•	Pan Pacific Retail Properties, Inc.*
•	Regency Centers Corporation
•	Saul Centers, Inc.
•	Weingarten Realty Investors

The companies comprising the size-based peer group were:

•	Acadia Realty Trust
•	Affordable Residential Communities Inc.
•	Bedford Property Investors, Inc.*
•	Boykin Lodging Company*
•	Capital Lease Funding, Inc.
•	EastGroup Properties, Inc.
•	First Potomac Realty Trust

•	Getty Realty Corp.
•	Investors Real Estate Trust
•	MeriStar Hospitality Corporation*
•	Parkway Properties, Inc.
•	Saul Centers, Inc.
•	Tanger Factory Outlet Centers, Inc.
•	The Town and Country Trust*

*	No longer in business, by merger or otherwise

**	A merger has been announced

2006 Compensation Components for Named Executive Officers

In 2006, the principal components of compensation for the named executive officers were base salary, the annual cash bonus, long-term incentive awards, perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. The Trust does not maintain any defined benefit pension plans or defined benefit SERPs for its named executive officers and does not have any severance/change of control arrangements other than pursuant to the employment agreements of Messrs. Gershenson and Litzler and the Trust’s benefit plans.

Base Salary

Each named executive officer receives a base salary paid in cash. The Trust does not have existing plans that permit the deferral of base salary other than in connection with defined contribution plans.

The Committee believes that base salary is a significant factor in attracting and retaining key employees and also serves to preserve an employee’s commitment to the Trust during any downturns. The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Annual merit increases are generally effective January 1st of the applicable year.

Historically, the Committee relies heavily on peer group analyses in determining annual salary increases while also considering the Trust’s overall performance. Mr. Gershenson may also consider the individual’s experience, current performance and potential for advancement in determining his recommendations. Mr. Gershenson’s recommendation as to Mr. Smith’s base salary is guided by the peer group analyses to a greater extent than for the other named executives officers due to the existence of more reliable peer data regarding chief financial officers.

In 2006, the Committee approved a base salary increase of approximately 4% for Mr. Gershenson. Further, principally based on Mr. Gershenson’s recommendations which the Committee determined were reasonable, the Committee approved base salary increases of 0% to 10% for the other named executive officers. The competitive market analyses confirmed that such base salary increases were on average near the market median of the blended peer group, although it varied on an individual level.

Annual Cash Bonus

The Committee believes the Trust’s annual cash bonus provides a meaningful incentive for the achievement of short-term corporate, department and individual goals, while assisting the Trust in retaining, attracting and motivating employees in the near term. The Trust does not have existing plans that permit persons to defer the annual cash bonus.

Mr. Gershenson and Mr. Smith.  The annual cash bonuses to Mr. Gershenson and Mr. Smith are primarily determined using the peer group analyses and a review of the Trust’s overall performance. Significant variations from year to year are typically reserved for unusual or nonrecurring events. It should be noted that in accordance with Mr. Gershenson’s employment agreement, Mr. Gershenson’s bonus has a floor based on the following formula:

•	0% of base salary, if FFO per share increases less than 5% from the previous year;

•	15% of base salary, if FFO per share increases at least 5% but less than 7% from the previous year;

•	22.5% of base salary, if FFO per share increases at least 7% but less than 10% from the previous year;

•	30% of base salary, if FFO per share increases at least 10% but less than 15% from previous year; and

•	50% of base salary, if FFO increases by 15% or more from previous year.

However, Mr. Gershenson’s bonus has historically been influenced by the peer group analyses and the Trust’s overall performance, which has resulted in bonuses significantly higher than the minimum requirement.

The competitive market analyses confirmed that the cash bonuses earned by Mr. Gershenson and Mr. Smith in 2005 approximated the market median of the blended peer group. In March 2007, the Committee determined to pay Mr. Gershenson the same cash bonus as in the prior year, while Mr. Smith’s cash bonus was increased 12.5%, as set forth in the “Summary Compensation Table.”

Other Named Executive Officers.  The annual cash bonus program for other named executive officers and certain other employees of the Trust was established with the assistance of Mercer in 2004 and is based upon the achievement of corporate, department and individual goals. In the fourth quarter preceding the applicable year, in connection with the Trust’s budget forecasting process and primarily based upon the recommendations of Mr. Gershenson, the Committee and the Board review and approve corporate financial goals for the applicable year. Other corporate goals, including strategic and other measures, are generally determined in the discretion of Mr. Gershenson, in consultation with Mr. Smith. Based upon such corporate performance goals, the other named executive officers establish department and individual goals for themselves that are tailored to achieving the corporate goals; these goals are reviewed by senior management to ensure that they are reasonable.

Preliminary amounts payable under the program are determined in accordance with a pre-established formula: the corporate, department and individual goals represent 30%, 50% and 20% of the estimated bonus, while the satisfaction of the threshold, target and maximum performance measures for such goals equate to payouts of 20%, 40% and 60% of base salary, respectively. For example, if an eligible employee satisfies the threshold amount of the corporate goal, such person would receive a preliminary bonus of 6% of base salary for such component (corporate weighting (30%) multiplied by threshold payout (20%)); the preliminary bonus is the aggregate amount of the three underlying components. In calculating the preliminary bonus amounts, the Committee does not prorate the amounts between the threshold, target and maximum. However, Mr. Gershenson and the Committee retain discretion to amend the preliminary amounts based upon an individual’s experience, potential for advancement and atypical events.

Upon the completion of applicable year, Mr. Gershenson recommends bonuses to the Committee based upon the foregoing. In March 2007, principally based on Mr. Gershenson’s recommendations which the Committee determined were reasonable, the Committee approved the 2006 bonuses set forth in the “Summary Compensation Table.”

Signing Bonus for Mr. Thomas Litzler.  In connection with Mr. Litzler’s employment agreement, he received a $100,000 signing bonus in March 2006. Mr. Litzler’s signing bonus was not taken into account by Mr. Gershenson or the Committee in determining his annual cash bonus for services provided in 2006.

Long-Term Incentive Compensation

In 2003, Mercer assisted the Committee in designing the shareholder-approved 2003 Long-Term Incentive Plan (“LTIP”) to supplement its historical practice of granting stock options. The Committee believes the LTIP provides the strongest inducement for employees to focus on the Trust’s long-term business goals and strategies by motivating and rewarding the creation of long-term value, thereby improving the Trust’s financial performance and creating long-term value for shareholders. These programs also facilitate teamwork and assist the Trust in maintaining a stable management team.

In the first quarter of the applicable year, the Committee approves a long-term incentive dollar target for each named executive officer based upon a percentage of base salary, with such target tailored to the median of the blended peer group (although the Committee may consider other retention or performance considerations). The long-term incentive dollar targets are principally based on recommendations from the compensation consultants and Mr. Gershenson. In 2006, the Committee approved long-term incentive targets of 60% to 120% of base salary for the named executive officers, which is consistent the 2004 and 2005 long-term incentive programs.

The long-term incentive dollar target is then divided into three components: stock option grants, cash awards and restricted stock grants. In 2006, the Committee determined that the target award for stock options, cash and restricted stock would be 25%, 25% and 50%, respectively, of the long-term incentive dollar target, which is consistent with the 2004 and 2005 long-term incentive programs. The purpose of the cash award is to allow participants to cover the expected tax liability each year when the restricted stock vests.

Stock Options.  Nonqualified stock options are granted on an annual basis with an exercise price equal to the closing price of the Trust’s common shares of beneficial interest on the NYSE on the grant date. The stock options vest one-third per annum beginning on the first anniversary of the grant date. Each stock option represents the right to purchase one common share of beneficial interest of the Trust and has a term of ten years.

The grant to each named executive officer is that number of stock options having a present value (as determined using a seven-year stock appreciation estimate) equal to 25% of such person’s long-term incentive dollar target. The Committee has the discretion to vary the number of options above or below the targeted level by 25% based on individual performance considerations, but has not used such discretion to date. Stock option grants made in 2006 are set forth in the “Grants of Plan-Based Awards in 2006” table.

Restricted Stock Grants and Cash Award.  The restricted stock and cash are earned based on the achievement of specific performance measures over a period of three calendar years; such measures are established by the Committee at the beginning of the three-year period and thereafter communicated to eligible employees. For awards made in 2004 and 2005, there were three performance measures utilized: adjusted EBITDA return on assets (30%), growth in funds from operations (30%) and relative total shareholder return (40%). In 2006, based upon Mercer’s recommendation, the Committee eliminated total shareholder return as a component due to the significant accounting implications; as such, the first two components were weighted 50% each. The Committee has discretion to adjust the performance measures during the performance period for unusual or nonrecurring events affecting the Trust or its financial statements or changes in applicable laws, regulations or accounting principles.

Upon completion of the performance period, the Committee will compare actual performance against the target performance levels. The target cash award is 25% of the long-term incentive dollar target, and the satisfaction of the threshold, target and maximum performance measures result in cash payouts of 50%, 100% and 150% (with pro-ration), respectively, of such dollar target. The restricted stock award equals 50% of the long-term incentive dollar target divided by the closing price of the Trust’s common shares on the grant date of the award. The satisfaction of the threshold, target and maximum performance measures results in actual restricted share grants of 50%, 100% and 150% (with pro-ration), respectively, of the target restricted share grant.

The grant date and vesting periods for the awards are as follows: (i) the restricted stock will be granted generally at the first Committee meeting following the end of the performance period and such restricted stock will vest one-third per annum beginning on the first anniversary of the grant date; and (ii) the cash award also will vest one-third per annum beginning on the first anniversary of the restricted stock grant date. Each share of restricted stock represents the right to receive one common share of beneficial interest of the Trust upon vesting. The holder of the restricted stock has all the rights of a holder of common shares (other than free transfer rights), including voting rights and cash dividend rights.

With respect to the 2004 awards, one of the three performance measures were satisfied as of December 31, 2006, which equated to restricted stock grants and cash awards of 38% of their respective target award. The cash award earned as of December 31, 2006 is reflected in the “Summary Compensation Table” while the restricted stock grant is reflected in the “Outstanding Equity Awards at December 31, 2006” table. The 2005 awards are reflected in the “Outstanding Equity Awards at December 31, 2006” table, and the 2006 awards are reflected in the “Grants of Plan-Based Awards in 2006” and “Outstanding Equity Awards at December 31, 2006” table. Further, the financial statement expense related to the 2004-2006 restricted stock awards are reflected in the “Summary Compensation Table.”

Nonrecurring Restricted Stock Grants.

On June 12, 2006, in connection with Mr. Litzler’s employment agreement, the Trust granted 3,703 shares of restricted stock to Mr. Litzler under the LTIP in consideration of the value of restricted shares and stock options which lapsed due to the termination of his prior employment. The restricted stock vests one-third per annum beginning on the first anniversary of the grant date.

On March 8, 2007, the Committee determined to grant Mr. Gershenson an additional 5,000 shares of restricted stock under the LTIP in recognition of his exemplary work on specified joint venture projects. The restricted stock vests one-third per annum beginning on the first anniversary of the grant date. These grants will be reflected in the “Stock Awards” column of the “Summary Compensation Table” in 2007.

Perquisites and Other Personal Benefits

The Trust historically provides named executive officers with perquisites and other personal benefits that the Committee believe are reasonable and consistent with its overall compensation program to enable the Trust to attract and retain employees for key positions. Mr. Gershenson periodically reviews existing perquisites and other personal benefits provided to named executive officers and recommends material changes, if any, to the Committee for approval. See the “Summary Compensation Table” for a description of certain perquisites provided to named executive officers in 2006.

Deferred Stock

In December 2003, Messrs. Gershenson, Smith and Zantello entered into deferral agreements with the Trust whereby they irrevocably committed to defer the gain on the exercise of specified stock options. See “Executive Compensation Tables — Potential Payments Upon Termination or Change-in-Control — Trust Share-Based Plans — Deferred Stock” for additional information.

In connection with his deferral agreement, Mr. Smith deferred the gain upon the exercise of specified stock options in November 2006. See the “Nonqualified Deferred Compensation in 2006” table for additional information on the deferral program.

Contingent Compensation

The Trust has entered into employment agreements with Messrs. Gershenson and Litzler which provide for specified severance benefits, including upon a change of control. See “Potential Payments Upon Termination or Change-in-Control” for further information. Other than as provided for in such employment agreements and the Trust’s benefit plans, the Trust does not have any specific contingent pay arrangements with any named executive officer.

Customary Benefits

The Trust also provides customary benefits such as medical, dental and life insurance and disability coverage to each named executive officer, which is generally provided to all other eligible employees. The Trust also provides vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at similar companies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Trust has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Trustees that the CD&A be included in the Trust’s annual report on Form 10-K for the year ended December 31, 2006 and the proxy statement for the 2007 annual meeting of shareholders.

The Compensation Committee

Arthur H. Goldberg (Chairman)
Stephen R. Blank
Robert A. Meister

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been an officer or an employee of the Trust. In addition, during 2006, none of the Trust’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Trust’s Board of Trustees or Compensation Committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in 2006.

									Non-Equity
					Stock		Option		Incentive Plan		All Other
Name and		Salary	Bonus		Awards		Awards		Compensation		Compensation		Total
Principal Position	Year	($)	($)		($)(1)		($)(2)		($)(3)		($)		($)

Dennis E. Gershenson	2006	$424,077	$425,000	(4)	$79,194	(5)	$38,666	(6)	$42,975		$24,993	(7)	$1,034,905
Chairman, President and CEO
Richard J. Smith	2006	301,531	180,000	(8)	44,380	(9)	21,304	(10)	25,875		21,176	(11)	594,266
CFO and Secretary
Thomas W. Litzler	2006	237,135	100,000	(12)	80,070	(13)	15,481	(14)	80,000	(15)	1,705	(16)	514,391
Executive VP — Development and New Business Initiatives
Frederick A. Zantello	2006	289,227	—		42,037	(17)	20,824	(18)	101,570	(15)	48,401	(19)	502,059
Executive VP
Catherine J. Clark	2006	223,125	—		19,636	(20)	10,232	(21)	69,256	(15)	5,500	(16)	327,749
Senior VP — Acquisitions

(1)	All awards in this column relate to restricted stock awards granted under the 2003 Long-Term Incentive Plan. References in the notes to (a) the ‘2004 restricted stock awards’ are to the awards granted in March 2004 with performance measures from 2004 to 2006, (b) the ‘2005 restricted stock awards’ are to the awards granted in April 2005 with performance measures from 2005 to 2007, and (c) the ‘2006 restricted stock awards’ are to the awards granted in February 2006 with performance measures from 2006 to 2008. If the applicable three-year performance measures are satisfied, the restricted stock is granted subject to time vesting and the holder of the restricted stock receives cash dividends that are paid on the Trust’s common shares during such period.

The amounts reported reflect the expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted in and prior to 2006. The restricted stock vests in three equal installments on the first, second and third anniversaries of the grant date of the restricted stock, and the FAS 123(R) amortization periods for such installments are 60, 72 and 84 months, respectively, beginning in January of the year the award is made.

The FAS 123(R) expense for the restricted stock awards is calculated by separately analyzing the underlying performance components:

•	Adjusted EBITDA Return on Assets and Growth in Funds From Operations. In the first two years of the performance period, the expense related to these two components are based on the Trust’s assumption that it will satisfy the target threshold for each measure. In the third year, the Trust estimates its expected performance and expenses an amount such that the three-year expense during the performance period equals the appropriate expense given such performance estimate. In the fourth year, the Trust expenses an amount such that the expense during the performance period and the fourth year equals the appropriate expense given the Trust’s actual performance. In the fifth and sixth years, the Trust expenses the remaining portions of the unvested restricted stock.

If the threshold performance measures are not satisfied or the grant is otherwise forfeited, the Trust will reverse the expense previously accrued under FAS 123(R).

•	Relative Total Shareholder Return (2004 and 2005 only). The Trust utilizes a Monte Carlo simulation to estimate the probability of the performance and time vesting conditions being satisfied. The Monte Carlo simulation uses the statistical formula underlying the Black-Scholes and binomial formulas and such simulation is run approximately one million times. For each simulation, the payoff is calculated at the settlement date, which is then discounted to the award date at a risk-free interest rate. The average of the values over all simulations is the expected value of the share of restricted stock on the award date. Unlike with the other two performance measures, there is no mark-to-market adjustment in the third and fourth year; however, if the award or restricted stock is forfeited due to termination, the Trust will reverse the expense previously accrued under FAS 123(R).

(2)	All awards in this column relate to stock options granted under the 2003 Long-Term Incentive Plan. The amounts reported reflect the expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to 2006.

The stock options vest in three equal installments on the first, second and third anniversaries of the grant date, and the FAS 123(R) amortization periods for such installments are 12, 24 and 36 months, respectively, beginning in January of the year the award is made.

Valuation assumptions used in determining these amounts are included in footnote 17 of the Trust’s audited financial statements included in the Trust’s annual report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”).

(3)	All (Messrs. Smith and Gershenson) or a portion (Mr. Zantello and Ms. Clark) of the amounts in this column relate to long-term incentive cash awards granted in 2004; the applicable performance measures for such awards were satisfied on December 31, 2006. Such award vests one-third per annum beginning on March 8, 2008.

(4)	Represents a discretionary cash bonus earned by Mr. Gershenson in 2006. Mr. Gershenson did not qualify to receive a bonus under the ‘FFO per share increase’ performance measure set forth in his employment agreement.

(5)	Includes $17,143 for the 2004 restricted stock award, $27,487 for the 2005 restricted stock award and $34,564 for the 2006 restricted stock award.

See “Compensation Discussion and Analysis — 2006 Compensation Components for Named Executive Officers — Long-Term Incentive Compensation — Nonrecurring Restricted Stock Grants” for information regarding a grant of 5,000 shares of restricted stock to Mr. Gershenson on March 8, 2007 in respect of services provided in 2006 that is not reflected in this table.

(6)	Includes $1,790 for stock options granted in March 2004, $8,817 for stock options granted in April 2005 and $28,059 for stock options granted in February 2006.

(7)	Includes a car allowance, full payment of health care premiums and holiday cards. Also includes $5,500 contributed by the Trust to such person’s account in the Ramco Gershenson, Inc. 401(k) Plan (the “401(k) Plan”).

(8)	Represents a discretionary cash bonus earned by Mr. Smith in 2006.

(9)	Includes $10,322 for the 2004 restricted stock award, $15,116 for the 2005 restricted stock award and $18,942 for the 2006 restricted stock award.

(10)	Includes $1,078 for stock options granted in March 2004, $4,849 for stock options granted in April 2005 and $15,377 for stock options granted in February 2006.

(11)	Includes a car allowance, life insurance premiums, full payment of health care premiums and holiday cards. Also includes $5,500 contributed by the Trust to the 401(k) Plan.

(12)	Represents amount received as a signing bonus in 2006 in accordance with employment agreement.

(13)	Includes $19,070 for the 2006 restricted stock award and $61,000 for the nonrecurring restricted stock grant in June 2006.

(14)	Represents stock options granted in February 2006.

(15)	Cash bonuses in the following amounts were earned in 2006 and approved by the Compensation Committee on March 8, 2007: Mr. Litzler, $80,000; Mr. Zantello, $80,000; and Ms. Clark, $60,000. See “Compensation Discussion and Analysis — Annual Cash Bonus — Other Named Executive Officers” for a detailed description of the annual cash bonus program for these named executive officers.

The remaining amounts represent amounts earned for the 2004 cash award: Mr. Zantello, $21,570 and Ms. Clark $9,256.

(16)	Represents amount contributed by the Trust to the 401(k) Plan.

(17)	Includes $8,605 for the 2004 restricted stock award, $14,691 for the 2005 restricted stock award and $18,741 for the 2006 restricted stock award.

(18)	Includes $898 for stock options granted in March 2004, $4,712 for stock options granted in April 2005 and $15,214 for stock options granted in February 2006.

(19)	Includes housing and mileage reimbursement ($37,160), full payment of health care premiums and holiday cards. Also includes $5,500 contributed by the Trust to the 401(k) Plan.

(20)	Includes $3,692 for the 2004 restricted stock award, $6,305 for the 2005 restricted stock award and $9,639 for the 2006 restricted stock award.

(21)	Includes $385 for stock options granted in March 2004, $2,022 for stock options granted in April 2005 and $7,825 for stock options granted in February 2006.

Grants of Plan-Based Awards in 2006

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006.

									All Other	All Other
									Stock	Option
									Awards:	Awards:		Grant
			Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise or	Date Fair
			Under Non-Equity			Under Equity			of Shares	Securities	Base Price	Value of
			Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	of Option	Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)(1)	($/Sh)	Awards(2)

Dennis E. Gershenson	N/A	(3)	—	—	$212,500	—	—	—	—	—	—	—
	02/28/06		—	—	—	—	—	—	—	13,458	$29.06	$45,757
	02/28/06	(4)	60,150	120,300	180,450	—	—	—	—	—	—	—
	02/28/06	(4)	—	—	—	3,502	7,003	10,505	—	—	—	203,507
Richard J. Smith	02/28/06		—	—	—	—	—	—	—	7,376	29.06	25,079
	02/28/06	(4)	32,965	65,930	98,895	—	—	—	—	—	—	—
	02/28/06	(4)	—	—	—	1,919	3,838	5,757	—	—	—	111,532
Thomas W. Litzler	N/A	(3)	59,000	118,000	177,000	—	—	—	—	—	—	—
	02/28/06		—	—	—	—	—	—	—	7,426	29.06	25,249
	02/28/06	(4)	33,188	66,375	99,563	—	—	—	—	—	—	—
	02/28/06	(4)	—	—	—	1,932	3,864	5,796	—	—	—	112,288
	06/12/06		—	—	—	—	—	—	3,703	—	—	100,018
Frederick A. Zantello	N/A	(3)	57,982	115,963	173,945	—	—	—	—	—	—	—
	02/28/06		—	—	—	—	—	—	—	7,297	29.06	24,810
	02/28/06	(4)	32,615	65,229	97,844	—	—	—	—	—	—	—
	02/28/06	(4)	—	—	—	1,899	3,797	5,696	—	—	—	110,341
Catherine J. Clark	N/A	(3)	44,730	89,460	134,190	—	—	—	—	—	—	—
	02/28/06		—	—	—	—	—	—	—	3,753	29.06	12,760
	02/28/06	(4)	16,774	33,548	50,322	—	—	—	—	—	—	—
	02/28/06	(4)	—	—	—	977	1,953	2,930	—	—	—	56,754

(1)	All awards in this column relate to stock options granted under the 2003 Long-Term Incentive Plan. All stock options granted in 2006 provide for vesting in equal installments on February 28, 2007, 2008 and 2009, respectively.

(2)	The grant-date fair value is calculated in accordance with FAS 123(R). The fair value of each share of restricted stock is equal to the stock price on the award date, which was $29.06 and $27.01 for the awards granted in February and June, respectively. The aggregate grant-date fair value is such stock price multiplied by the target award. If the applicable three-year performance measures are satisfied, the restricted stock is granted subject to time vesting and the holder of the restricted stock receives cash dividends that are paid on the Trust’s common shares during such period; the foregoing is taken into account in calculating the grant-date fair value.

The fair value of each stock option is calculated using the Black-Scholes model, using assumptions included in footnote 17 of the Trust’s audited financial statements included in the 2006 10-K. Each stock option granted in February had a grant-date fair value of $3.40.

(3)	These amounts relate to the annual cash bonus program. For Mr. Gershenson, the amounts represent the non-equity incentive portion of his cash bonus in accordance with his employment agreement; for the other named executive officers, the amounts relate to their entire cash bonus. Amounts earned in 2006 were approved by the Compensation Committee on March 8, 2007 and were paid out shortly thereafter; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(4)	Consists of a cash award and restricted stock award, both of which are earned based on the achievement of specific performance measures over a three-year period. If the performance measures are satisfied: (i) the restricted stock will be granted in February or March 2009 and vest one-third per annum beginning on the anniversary of the grant date in 2010; and (ii) the cash award vests one-third per annum beginning on the same date in 2010.

Each share of restricted share represents the right to receive one common share of beneficial interest of the Trust upon vesting. The holder of the restricted stock has all the rights of a holder of common shares (other than free transfer rights), including voting rights and cash dividend rights.

Outstanding Equity Awards at December 31, 2006

The following table provides information on the current holdings of stock option and stock awards by the named executive officers as of December 31, 2006.

						Stock Awards
									Equity		Equity Incentive
									Incentive Plan		Plan Awards:
	Option Awards							Market	Awards: Number		Market or
	Number	Number				Number		Value of	of Unearned		Payout Value
	of Securities	of Securities				of Shares		Shares or	Shares,		of Unearned
	Underlying	Underlying				or Units		Units of	Units or		Shares, Units or
	Unexercised	Unexercised		Option		of Stock		Stock That	Other Rights		Other Rights
	Options	Options		Exercise	Option	That Have		Have Not	That Have		That Have
	(#)	(#)		Price	Expiration	Not Vested		Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)	(#)(2)		($)(1)

Dennis E. Gershenson	—	—		—	—	2,310	(3)	$88,103	7,058	(4)	$269,192
	—	13,458	(5)	$29.06	02/28/16	—		—	—		—
	4,705	9,411	(6)	27.11	04/01/15	—		—	—		—
	4,886	2,444	(7)	27.96	03/03/14	—		—	—		—
Richard J. Smith	—	—		—	—	1,391	(3)	53,053	3,875	(8)	147,773
	—	7,376	(5)	29.06	02/28/16	—		—	—		—
	2,587	5,176	(6)	27.11	04/01/15	—		—	—		—
	2,942	1,471	(7)	27.96	03/03/14	—		—	—		—
	25,000	—		14.06	03/08/10	—		—	—		—
Thomas W. Litzler	—	—		—	—	3,703	(9)	141,232	1,932	(10)	73,686
	—	7,426	(5)	29.06	02/28/16	—		—	—		—
Frederick A. Zantello	—	—		—	—	1,159	(3)	44,204	3,799	(11)	144,894
	—	7,297	(5)	29.06	02/28/16	—		—	—		—
	2,514	5,030	(6)	27.11	04/01/15	—		—	—		—
	2,452	1,227	(7)	27.96	03/03/14	—		—	—		—
Catherine J. Clark	—	—		—	—	497	(3)	18,956	1,792	(12)	68,347
	—	3,753	(5)	29.06	02/28/16	—		—	—		—
	1,079	2,159	(6)	27.11	04/01/15	—		—	—		—
	1,052	527	(7)	27.96	03/03/14	—		—	—		—

(1)	Based upon the closing price of the Trust’s common shares of beneficial interest on the NYSE on December 29, 2006 (the last business day in 2006) of $38.14.

(2)	Upon the end of the three-year performance period for the 2004 restricted stock awards, the Committee determined the aggregate achievement was below the target award; therefore, this table assumes that the restricted stock grants for the 2005 restricted stock awards and 2006 restricted stock awards will be at the threshold level.

Although not required by the table, the Committee also granted cash awards in 2004, 2005 and 2006. See “Summary Compensation Table” for information on the earned 2004 cash awards. See “Grants of Plan Based Awards in 2006” for information on the grant of 2006 cash awards.

The 2005 cash awards, which would vest in three equal installments beginning in February or March 2009 if the applicable performance measures are satisfied, have the following estimated future payouts:

	Estimated Future Payouts
	Under Non-Equity
	Incentive Plan Awards
	Threshold	Target	Maximum
Name	($)	($)	($)

Dennis E. Gershenson	$57,300	$114,600	$171,900
Richard J. Smith	31,511	63,021	94,532
Thomas W. Litzler	—	—	—
Frederick A. Zantello	30,624	61,248	91,872
Catherine J. Clark	13,143	26,286	39,429

(3)	Represents restricted stock grants on March 8, 2007 relating to the 2004 restricted stock award. One of the three performance measures were satisfied as of December 31, 2006, which equated to restricted stock grants of 38% of each person’s target restricted stock award. The restricted stock vests in three equal installments on March 8, 2008, 2009, and 2010, respectively.

(4)	Includes 3,502 shares for the 2006 restricted stock award and 3,557 shares for the 2005 restricted stock award.

(5)	The stock options vest in three equal installments on February 28, 2007, 2008 and 2009, respectively.

(6)	The stock options vest in two equal installments on April 1, 2007 and 2008, respectively.

(7)	The stock options vest on March 3, 2007.

(8)	Includes 1,919 shares for the 2006 restricted stock award and 1,956 shares for the 2005 restricted stock award.

(9)	The restricted stock vests in three equal installments on June 12, 2007, 2008 and 2009, respectively.

(10)	Represents shares for the 2006 restricted stock award.

(11)	Includes 1,899 shares for the 2006 restricted stock award and 1,901 shares for the 2005 restricted stock award.

(12)	Includes 977 shares for the 2006 restricted stock award and 816 shares for the 2005 restricted stock award.

Option Exercises and Stock Vested in 2006

No stock awards vested in 2006. The following table provides information on Mr. Smith’s deferred gain upon the exercise of stock options in accordance with his deferral agreement. See “Compensation Discussion and Analysis — 2006 Compensation Components for Named Executive Officers — Deferred Stock” and the “Nonqualified Deferred Compensation in 2006” table for additional information on such deferral arrangement.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

Dennis E. Gershenson	—	—
Richard J. Smith	25,000	$515,382	(1)
Thomas W. Litzler	—	—
Frederick A. Zantello	—	—
Catherine J. Clark	—	—

(1)	The value realized is based upon the closing price of the Trust’s common shares of beneficial interest on the NYSE on November 29, 2006, the exercise date, of $36.99.

Nonqualified Deferred Compensation in 2006

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2006.

		Executive		Registrant	Aggregate	Aggregate	Aggregate
		Contributions		Contributions	Earnings in	Withdrawals/	Balance at Last
		in Last FY		in Last FY	Last FY	Distributions	FYE
Name	Plan	($)		($)	($)(1)	($)(1)	($)

Dennis E. Gershenson	Stock option deferral	—		—	$68,459	$68,459	$1,458,664
Richard J. Smith	Stock option deferral	$515,382	(2)	—	29,574	29,574	1,028,712
Thomas W. Litzler	N/A	—		—	—	—	—
Frederick A. Zantello	Stock option deferral	—		—	10,022	10,022	213,546
Catherine J. Clark	N/A	—		—	—	—	—

(1)	The deferred shares are represented by notional shares in the deferral accounts. The earnings represent distributions in cash when, and in the amount of, cash dividends paid on the Trust’s common shares of beneficial interest. None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the “Summary Compensation Table.”

The number of notional shares held by named executive officers as of December 31, 2006 are: Dennis Gershenson, 38,245; Richard Smith, 26,972; and Frederick Zantello, 5,599.

(2)	The contribution to the deferral account occurred in November 2006, and therefore Mr. Smith only received a portion of the dividends paid on the Trust’s common shares of beneficial interest in 2006 with respect to such contribution.

Potential Payments Upon Termination or Change-in-Control

The following section describes potential payments and benefits to the named executive officers under the Trust’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Trust.

Messrs. Gershenson and Litzler are each party to an employment agreement with the Trust. The Trust is not party to any other employment agreement or change of control agreement with the named executive officers. Certain of the Trust’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified termination events; see “— Trust Share-Based Plans” below. In addition, the Trust may authorize discretionary severance payments to its named executive officers upon termination.

Trust Share-Based Plans

2003 Long-Term Incentive Plan

Upon a change in control, any nonqualified stock options and restricted stock outstanding as of the change of control will immediately vest in full; notwithstanding the foregoing, (i) the Compensation Committee may set forth alternative change of control terms at the time of the grant and (ii) a vote by three-fourths of the Board may determine alternative terms at any time, so long as a majority of Trustees then in office are ‘continuing trustees’ as defined therein. Further, during the 60-day period from and after a change of control, the Compensation Committee may grant holders of stock options the right to surrender all or part of such stock options to the Trust, whether or not the stock options are fully exercisable, in exchange for cash per share equal to the fair market value less the exercise price.

Other than in connection with a change of control, if an employee is terminated for any reason, any restricted stock will be forfeited; however, the Compensation Committee is authorized to waive such forfeiture in the event of retirement, permanent disability, death or other special circumstances as determined by the Compensation Committee in its sole discretion.

Other than in connection with a change of control, if an employee is terminated for cause, such employee’s stock options, even if immediately exercisable, will terminate (although the Committee retains discretion to permit the exercise of such stock options until the earlier of 30 days and the stock option’s expiration date). If an employee is terminated for any reason other than a change of control, death or disability or for cause, then such employee’s stock options may be exercised, to the extent such stock options were exercisable before termination, for the lesser of six months (or longer, at the discretion of the Compensation Committee) or until the stock option’s expiration date. Stock options held by an employee whose employment is terminated due to death or disability will immediately vest in full, and the legal representative or beneficiary may exercise such stock options until the lesser of one year (or longer, at the discretion of the Compensation Committee) or the stock option’s expiration date. The foregoing terms are set forth in the nonqualified stock option agreements covering all outstanding stock options granted under the 2003 Long-Term Incentive Plan as of December 31, 2006.

Incentive stock options are subject to different termination and change of control provisions, but no incentive stock options have been granted under the 2003 Long-Term Incentive Plan as of December 31, 2006.

Deferred Stock

In December 2003, Messrs. Gershenson, Smith and Zantello entered into deferral agreements with the Trust whereby they irrevocably committed to defer the gain on the exercise of specified stock options until the earlier of a period of five years, a termination for cause, or upon a change of control (if followed by termination of employment within six months of such change of control). Such persons may irrevocably elect to extend the deferral period two times, in each case for a period of at least 24-months, subject to specified requirements. The Trust may accelerate the payout of the deferred award in the event of specified circumstances. Persons are fully vested in such deferral accounts. Until the deferred shares are issued, such persons receive distributions in cash when, and in the amount of, cash dividends paid on the Trust’s common shares of beneficial interest. Such persons do not have rights as a shareholder with respect to the deferral accounts.

Cash Awards

Upon termination or upon a change of control, the Compensation Committee intends to accelerate the vesting of cash awards in the same manner as the restricted stock.

Dennis Gershenson’s Employment Agreement

The Trust entered into an employment agreement with Mr. Gershenson, the Trust’s President and Chief Executive Officer, which had an initial period of three years commencing on May 10, 1996, subject to automatic one-year extensions thereafter, provided that (i) the Board has considered the extension of such term not more than 90 days nor less than 30 days prior to the expiration of the term and (ii) neither party has given written notice to terminate the agreement at least 20 days prior to the expiration date. The employment agreement has been automatically extended through May 9, 2007.

The employment agreement provides for an annual base salary of not less than $100,000, with adjustments to be considered annually by the Committee (provided such base salary will not be reduced below $100,000), as well as other fringe benefits and perquisites as are generally made available to the Trust’s executives. In addition to base salary, Mr. Gershenson shall receive annual and long-term performance-based compensation as determined by the

Committee. See “Compensation Discussion and Analysis — 2006 Compensation Components for Named Executive Officers — Annual Cash Bonus” for a description of the minimum bonus to be paid to Mr. Gershenson upon the satisfaction of specified performance measures.

If Mr. Gershenson’s employment is terminated without cause or he terminates such employment for good reason, including a change of control, Mr. Gershenson will receive: (i) accrued base salary through the termination date; (ii) a lump sum severance payment no later than the 30th day following the date of termination equal to the greater of (y) the aggregate of all compensation due to Mr. Gershenson for the remainder of the term of his employment agreement (assuming an annual bonus equal to the average bonus under the employment agreement), or (z) 1.99 times the “base amount”, as defined by Section 280G of the IRC; (iii) an amount equal to Mr. Gershenson’s tax liability, if the severance payment constitutes an excess “parachute payment” as defined in the IRC, and an amount equal to all income tax payable by Mr. Gershenson upon such additional payment; and (iv) fringe benefits and perquisites as are generally made available to the Trust’s executives for the duration of the term of the employment agreement.

If Mr. Gershenson’s employment is terminated for cause or he terminates such employment without good reason, Mr. Gershenson will receive the accrued and unpaid portion of his base salary, bonus and benefits through the effective date of termination.

If Mr. Gershenson’s employment is terminated due to death or permanent disability, Mr. Gershenson (or his legal representative or beneficiary) will receive severance payments in the amount of his base salary and bonus for a period of 12 months following the termination date. In the case of permanent disability, Mr. Gershenson will also receive fringe benefits during such period.

In accordance with such employment agreement, Mr. Gershenson has also entered into a noncompetition agreement with the Trust. The noncompetition agreement provides that, following termination of Mr. Gershenson’s employment, Mr. Gershenson, subject to specified limitations: (i) will not hire any person that is, or was within the prior 12 months, a Trust employee making at least $60,000 per year in base salary, and he will not solicit such person to leave the employ of the Trust; (ii) will not, directly or indirectly, acquire, develop, construct, operate, manage or lease any existing Trust property or project; (iii) will not compete with the Trust within a 200 mile radius of any Trust property or project that existed within the prior 12 months; and (iv) will maintain the confidential and/or proprietary information of the Trust. The provisions in clauses (i) — (iii) will terminate one year after Mr. Gershenson is no longer an officer or trustee of the Trust.

Thomas Litzler’s Employment Agreement

The Trust entered into an employment agreement with Mr. Litzler, the Trust’s Executive Vice President of Development and New Business Initiatives. Mr. Litzler’s employment agreement provides for a term commencing on February 28, 2006 and expiring on December 31, 2007.

The employment agreement provides for an annual base salary of $295,000, as well as an annual cash bonus for which his target bonus is 40% of his base salary. In addition, Mr. Litzler will receive long-term performance-based compensation as determined by the Committee (with an initial target of 90% of base salary under the 2003 Long-Term Incentive Plan), as well as other fringe benefits and perquisites as are generally made available to the Trust’s executives. Further, the Trust provided a $100,000 signing bonus to Mr. Litzler and granted him 3,703 restricted common shares of the Trust which represent the value of restricted stock and stock options which lapsed due to Mr. Litzler’s change of employment.

If Mr. Litzler’s employment is terminated without cause and not upon a change of control during the term, Mr. Litzler will receive the greater of (i) his base salary remaining during the balance of the term of the agreement or (ii) one year’s base salary. Further, if the Trust refuses to employ Mr. Litzler for 2008 without cause, or he is employed by the Trust in 2008 and terminated without cause and not upon a change of control, then he will receive one year’s base salary (of at least $295,000).

If Mr. Litzler’s employment is terminated without cause and within 12 months of a change in control, Mr. Litzler will receive: (i) the pro-rata portion of his base salary through the date of termination; (ii) two years’ base salary at the rate in effect on the date of termination; (iii) an amount equal to the product of two multiplied by his most recent bonus; and (iv) the vesting of any stock options or other plan benefits remaining unvested on the date of his termination.

If Mr. Litzler’s employment is terminated due to death or disability, Mr. Litzler will received any accrued and unpaid base salary through the termination date.

Such employment agreement also includes customary confidentiality and non-solicitation provisions.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2006. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table

The following items are not reflected in the table set forth below:

•	Accrued salary, bonus and vacation.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Welfare benefits provided to all salaried employees.

•	Amounts outstanding under the Trust’s 401(k) plan.

•	Deferred Stock. The deferral period for the deferred stock arrangement of Messrs. Gershenson, Smith and Zantello will terminate, among other things, due to a termination for cause or upon a change of control (if followed by termination of employment within six months of such change of control). The aggregate balance for each person relating to the deferral arrangements is set forth in the “Nonqualified Deferred Compensation in 2006” table.

Change of Control Payments — IRC Section 280G valuation

IRC Section 280G imposes tax sanctions for payments made by the Trust that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (referred to as the ‘base amount’). If tax sanctions apply, contingent payments, to the extent they exceed an allocable portion of the base amount, become subject to a 20% excise tax (payable by the executive) and are not deductible by the Trust. Key assumptions in this analysis include:

•	A change of control, termination of employment and all related payments occur on December 31, 2006.

•	Federal and state income tax rates of 35% and 3.9%, respectively, and a social security/Medicare rate of 1.45%.

•	All restricted stock and cash awards under the 2003 Long-Term Incentive Plan vest on the date of the change in control.

•	Restricted stock and cash awards under the 2003 Long-Term Incentive Plan, for performance periods that have not closed prior to the date of the change in control, are paid out at their ‘target amount’.

•	The value of unvested, non-qualified stock options equals their value as determined pursuant to the safe harbor method provided for in Revenue Procedure 2003-68.

•	The value of Trust shares, on the date of the change in control, equals their most recent closing price as published by the NYSE.

Other Notes Applicable to Table

•	The table assumes the acceleration of long-term incentive compensation, including share-based awards and cash awards. For accelerated vesting of share-based awards, the table reflects the intrinsic value of such acceleration, which is (i) for each unvested stock option, $38.14 less the exercise price, and (ii) for each unvested share of restricted stock, $38.14. $38.14 represents the closing price on the NYSE on December 29, 2006, the last business day of 2006. For accelerated vesting of cash awards and restricted stock awards, the table reflects (i) for 2004 awards, grants made in March 2007 and (ii) for 2005 and 2006 awards, an assumption of target grants.

•	Life insurance amounts only reflect policies paid for by the Trust.

Change of Control and Severance Payments

				Life
			Incentive-Based	Insurance	Disability	280G Tax
	Cash Severance		Awards	Proceeds	Benefits(1)	Gross Up

Dennis E. Gershenson(2)
Retirement	—		$1,155,235	—	—	—
Death	$849,077		1,155,235	$250,000	$27,000	—
Disability	849,077	(3)	1,155,235	—	108,000	—
Termination without cause or for good reason (including change of control)	1,164,676	(4)	1,155,235	—	—	$819,829
Richard J. Smith(5)
Retirement	—		642,466	—	—	—
Death	—		642,466	250,000	27,000	—
Disability	—		642,466	—	108,000	—
Change of control	—		642,466	—	—	—
Thomas W. Litzler(2)
Retirement	—		422,408	—	—	—
Termination without cause	295,000		422,408	—	—	—
Death	—		422,408	250,000	27,000	—
Disability	—		422,408	—	108,000	—
Change of control	590,000	(6)	422,408	—	—	—
Frederick A. Zantello(5)
Retirement	—		616,268	—	—	—
Death	—		616,268	250,000	27,000	—
Disability	—		616,268	—	108,000	—
Change of control	—		616,268	—	—	—
Catherine J. Clark(5)
Retirement	—		287,995	—	—	—
Death	—		287,995	223,650	27,000	—
Disability	—		287,995	—	108,000	—
Change of control	—		287,995	—	—	—

(1)	$27,000 represents the amount paid to a survivor if the employee had been disabled for 180 consecutive days and the employee was eligible to receive the long-term disability payments. $108,000 represents the aggregate of 12 monthly payments of $9,000 payable as a long-term disability benefit (such payments would continue for the length of the disability); if the disability was of a short-term nature, such person may be eligible for wage replacement for 13 weeks with a maximum weekly benefit of $4,154.

(2)	Except as noted in the table above or as specified in “— Items Not Reflected in Table”, he/she does not receive any additional incremental value if (i) he/she voluntarily terminates his/her employment, or (ii) his/her employment is terminated by the Trust with cause.

(3)	Mr. Gershenson would also be entitled to 12 months of customary fringe benefits in accordance with his employment agreement, which is not reflected in this amount.

(4)	Assumes payment of 1.99 times the “base amount” in accordance with Section 280G of the IRC. Mr. Gershenson would also be entitled to receive fringe benefits through the term of his employment agreement, which is not reflected in this amount.

(5)	Except as noted in the table above or as specified in “— Items Not Reflected in Table”, each of such persons do not receive any additional incremental value if (i) he/she voluntarily terminates his/her employment, or (ii) his/her employment is terminated by the Trust with or without cause.

(6)	Assumes no ‘recent bonus’ under his employment agreement. In March 2007, he received an $80,000 annual cash bonus and, therefore, he would thereafter be entitled to an additional $160,000 payment upon a change of control under his employment agreement.

RELATED PERSON TRANSACTIONS

Policies and Procedures

The Trust does not have a formal related person transaction policy in writing, although it has the following customary policies and practices regarding such transactions. Trustees and executive officers are required to complete an annual questionnaire in connection with the Trust’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions (previously referred to as ’related party transactions’). Trustees and executive officers are also required to provide written notice to the Trust’s outside general counsel of any updates to such information. Further, the Trust’s financial and other departments have established additional procedures to assist the Trust in identifying existing and potential related person transactions.

If a related person transaction is proposed, the Audit Committee and/or non-interested Trustees of the Board review such business transaction to ensure that the Trust’s involvement in such transactions is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Trust and its shareholders. When necessary or appropriate, the Trust will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. Interested Trustees will recuse themselves from the approval process by the Board or Audit Committee.

Related Person Transactions in 2006 and 2007

Ramco-Gershenson, Inc. (“Ramco Inc.”), a subsidiary of the Trust which provides property management and leasing services to properties owned by the Operating Partnership and other affiliates of the Trust as well as to other third party property owners, provided property management services to various entities and properties owned and/or controlled by Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson, Bruce Gershenson and Michael Ward through April 30, 2006. Management of the Trust believes that these services were provided on terms no less favorable than terms that could be obtained on an arm’s length basis. During the year ended December 31, 2006, Ramco Inc. charged an aggregate of approximately $48,000 in respect of such services to entities owned and/or controlled by the such persons. Ramco Inc. was owed approximately $5,000 as of December 31, 2006 by various entities owned or controlled by the Ramco Principals incurred in the ordinary course of business for the ongoing services as described above.

Ramco Inc. provides property management, accounting and other administrative services to Ramco/Shenandoah LLC, 60% of which is owned by an entity a portion of which is beneficially owned by various family partnerships and trusts under the control of two uncles of Mr. Pashcow, a Trustee, and a portion of which is beneficially owned by various trusts for the benefit of members of Mr. Pashcow’s immediate family. Mr. Pashcow is a trustee of several of these trusts. Ramco/Shenandoah LLC owns the Shenandoah Square shopping center which has approximately 119,000 square feet. The Trust believes that the terms of the management agreement with Ramco/Shenandoah LLC are no less favorable than terms that could be obtained on an arm’s length basis. During the year ended December 31, 2006, Ramco Inc. charged approximately $146,000 in respect of these services to Ramco/Shenandoah LLC and was owed approximately $23,000 as of December 31, 2006 for those services.

William Gershenson, Regional Leasing Manager of Ramco Inc., is the son of Dennis E. Gershenson, Trustee, Chairman, President and Chief Executive Officer of the Trust. In 2006, based on leasing activity and commissions earned, William Gershenson was paid $165,679. Katherine Ward-Darin, the daughter of Mr. Ward, was the Anchor Leasing Manager of Ramco Inc. in 2006 and was paid $89,219 based on leasing activity and commissions earned. Ms. Ward-Darin is no longer an employee of Ramco Inc.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is responsible for monitoring the integrity of the Trust’s consolidated financial statements, the Trust’s system of internal controls, the Trust’s risk management, the qualifications, performance and independence of the Trust’s independent registered public accounting firm, the performance of the Trust’s internal audit function and the Trust’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Trust’s independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Trust’s internal control over financial reporting. The Trust’s independent registered public accounting firm is responsible for performing an independent audit of the Trust’s annual consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Trust’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Trust’s internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by the Trust’s management and the independent registered public accounting firm.

Change in Accountants

On April 7, 2005, the Audit Committee of the Board of Trustees sent a Request for Proposal for auditing services to Deloitte & Touche LLP (“Deloitte”), the Trust’s independent registered public accounting firm in 2004. The Audit Committee also sent the Request for Proposal to several other public accounting firms. Deloitte declined to participate in the Request for Proposal process, and instead, by a letter dated April 11, 2005, Deloitte declined to stand for re-election as the Trust’s independent registered public accounting firm. Subsequently, on May 10, 2005, the Board of Trustees engaged Grant Thornton to serve as the Trust’s independent registered public accounting firm for 2005.

Deloitte’s reports on the Trust’s financial statements for 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte’s report, dated March 25, 2005, on the Trust’s December 31, 2004, 2003 and 2002 financial statements included an explanatory paragraph relating to the restatement of the Trust’s 2003 and 2002 financial statements.

During 2004 and 2003 and the subsequent interim period, there were no disagreements between the Trust and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports, except that Deloitte stated in a letter to the Audit Committee, dated March 25, 2005, that Deloitte had disagreements with the Trust’s management relating to the classification of the loss on an interest in an unconsolidated entity as a loss on sale instead of an impairment loss and that Deloitte disagreed with the recognition of a gain on a transaction in the second quarter of 2004, but that management recorded adjustments to the Trust’s financial statements to properly present those two items and the disagreements had been resolved. The Audit Committee discussed the disagreements with Deloitte, and the Trust authorized Deloitte to respond fully to the inquiries of the Trust’s successor accountants concerning the subject matter of the disagreements.

During 2004 and 2003 and the subsequent interim period, there were no events of the type required to be reported pursuant to Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended, except that Deloitte’s report dated March 25, 2005, regarding management’s assessment of internal controls over financial reporting, expressed an adverse opinion on the Trust’s internal controls over financial reporting because of a material weakness identified in the financial closing process. Management and financial closing and reporting personnel had not evaluated events, subsequent to the balance sheet date, impacting the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America. The material weakness resulted from a deficiency in the operation of internal control and resulted in a material misstatement of employee bonuses. The Trust’s consolidated financial statements for the years ended December 31, 2003 and 2002 were restated to correct the material misstatements of previously reported accrued expenses and general and administrative expenses for those periods. The material weakness had been identified and included in management’s assessment of internal controls. The material weakness was considered by Deloitte in determining the nature, timing, and extent of audit tests applied in its audit of the Trust’s consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2004, and the report did not affect Deloitte’s report on such financial statements and financial statement schedule. The Audit Committee discussed the material weakness with Deloitte, and the Trust authorized Deloitte to respond fully to the inquiries of the Trust’s successor accountants concerning the subject matter of the material weakness.

The Trust provided Deloitte with a copy of the disclosures made above, and upon request by the Trust, Deloitte furnished the Trust with a letter addressed to the SEC stating whether Deloitte agrees with such disclosures and, if not, stating the respects in which it does not agree. A copy of the letter, dated April 26, 2005, provided by Deloitte in response to such request was included as an exhibit to the Amendment No. 1 to Form 8-K/A filed by the Trust with the SEC on April 26, 2005.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee must pre-approve the performance of audit and non-audit services. In pre-approving all audit services and permitted non-audit services, the Audit Committee considers whether the provision of the permitted non-audit services is consistent with applicable law and NYSE policies and with maintaining the independence of Trust’s independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm in 2005 and 2006

Grant Thornton was the Trust’s independent registered public accounting firm in 2005 and 2006.

Audit Fees.  Aggregate fees of $365,000 and $356,000 were billed by Grant Thornton for audit services rendered in 2006 and 2005, respectively. Audit services consist of professional services rendered by Grant Thornton for the audits of the Trust’s annual financial statements and management’s assessment of the Trust’s internal control over financial reporting, review of the financial statements included in the Trust’s quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings.

Audit-Related Fees.  Audit-related fees of $22,594 were billed by Grant Thornton in 2006 and none in 2005. Audit-related fees in 2006 related to services in connection with a proposed joint venture and compensation expense.

Tax Fees.  No tax fees were billed by Grant Thornton in 2006 and 2005.

All Other Fees.  No other fees were billed by Grant Thornton in 2006 and 2005.

REPORT OF THE AUDIT COMMITTEE

In connection with the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the financial statements to be included therein, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Grant Thornton, the Trust’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

•	received the written disclosures and letter from Grant Thornton regarding the matters required by Independence Standards Board Standard No. 1 and discussed with Grant Thornton its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Trust’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Members of the Audit Committee

Stephen R. Blank (Chairman)
Mark K. Rosenfeld
Arthur H. Goldberg

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees recommends that the shareholders vote FOR the ratification of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2007.

Although shareholder ratification of the appointment is not required by law and is not binding on the Trust, the Audit Committee will take the appointment of Grant Thornton under advisement if such appointment is not ratified by the affirmative vote of a majority of the votes cast at the annual meeting. Grant Thornton has served as the Trust’s independent registered public accounting firm in 2005 and 2006. The appointment of Grant Thornton was ratified by the Trust’s shareholders at the 2006 annual meeting. See “Audit Committee Disclosure” for a description of fees and other matters related to Grant Thornton’s provision of services to the Trust.

The Trust expects that representatives of Grant Thornton will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Trust’s officers and Trustees and persons who own more than 10% of a registered class of the Trust’s equity securities (collectively, the “insiders”) to file reports of ownership and changes in ownership with the SEC and to furnish the Trust with copies of these reports.

Based on the Trust’s review of the insiders’ forms furnished to the Trust or filed with the SEC, and representations made by the Trust’s officers and Trustees, no insider failed to file on a timely basis a Section 16(a) report with respect to any transaction in the Trust’s equity securities, except Richard Smith filed one stock option exercise late on one Form 4.

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing this proxy statement and all other costs in connection with this solicitation of proxies for the annual meeting is being borne by the Trust. The Trust will request banks, brokers, trustees and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such record holders for their reasonable expenses in doing so. In addition, the Trustees and officers and other employees of the Trust may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Shareholder Proposals at 2008 Annual Meeting

Any shareholder proposal intended to be included in the Trust’s proxy statement and form of proxy for the annual meeting to be held in 2008 must be received by the Trust at Ramco-Gershenson Properties Trust, Attention: Secretary, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 by the close of business on December 26, 2007, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any shareholder proposal or Trustee nomination by shareholder that is intended to be presented for consideration at the 2008 annual meeting, but is not intended to be considered for inclusion in the Trust’s proxy statement and form of proxy relating to such meeting, must be received by the Trust at the address stated above between March 7, 2008 and the close of business on April 4, 2008 to be considered timely.

Annual Report

The annual report of the Trust for the year ended December 31, 2006, including the financial statements for the three years ended December 31, 2006 audited by Grant Thornton, is being furnished with this proxy statement. If you did not receive a copy of such annual report, you may obtain a copy without charge at the Trust’s website,

www.rgpt.com, or by contacting the Trust at (248) 350-9900 or Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334.

Householding

The Trust has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Trust that he or she desires to receive individual copies. This “householding” practice reduces the Trust’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2007 annual report and proxy statement, as follows:

•	Shareholders owning Shares through a bank, trustee, broker or other holder of record should contact such record holder directly; and

•	Shareholders of record should contact the Trust at (248) 350-9900 or at Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. The Trust will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

By Order of the Board of Trustees

Richard J. Smith
Chief Financial Officer and Secretary

April 30, 2007

RAMCO-GERSHENSON PROPERTIES TRUST
31500 NORTHWESTERN HIGHWAY, SUITE 300
FARMINGTON HILLS, MICHIGAN 48334
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
ON JUNE 5, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
     The undersigned shareholder of Ramco-Gershenson Properties Trust (the “Trust”) hereby appoints STEPHEN R. BLANK and RICHARD J. SMITH, or either of them, each with full power of substitution, as proxies of the undersigned to vote all common shares of beneficial interest of the Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust to be held on Tuesday, June 5, 2007 at 10:00 a.m., Eastern time, at the Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 and all adjournments or postponements thereof, and to other represent the undersigned at the annual meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given to vote at such meeting.
     The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the following matters and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE.
ANNUAL MEETING OF SHAREHOLDERS
RAMCO-GERSHENSON PROPERTIES TRUST
JUNE 5, 2007
PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A ☒	PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.

1.	Election of Class I Trustees	FOR	WITHHOLD

NOMINEES:
	Dennis E. Gershenson	☐	☐
	Robert A. Meister	☐	☐
	Michael A. Ward	☐	☐
FOR (ALL NOMINEES) ☐ WITHHOLD (ALL NOMINEES) ☐

2.	Ratification of the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for 2007.

☐ FOR ☐ AGAINST ☐ ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY
IN THE ENCLOSED ENVELOPE.
SIGNATURE(S)
DATE                     , 2007
NOTE: This Proxy must be signed exactly as your name appears hereon. When share are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signor is a corporation, please sign the full corporate name by the duly authorized officer, giving full title as such. If the signor is a partnership, please sign the full partnership’s name by the duly authorized person.
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